To the Board of Directors of
New Design Cabinets, Inc.

Consent of Independent Auditor's Report for
Stratos del Peru S.AC.
Audited Financial Statements from inception (February 27, 2007) to October 18, 2007

We consent to the incorporation in the Current Report of New Design Cabinets, Inc. on Form 8-K of our report dated October 31, 2007 on our audit of the financial statements of Stratos del Peru S.A.C. as of October 18, 2007 and for the period from inception (February 27, 2007) to October 18, 2007, which our report is incorporated in the Form 8-K.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
November 19, 2007